UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On May 3, 2016, The Estée Lauder Companies Inc. (“we,” “us,” “our,” or the “Company”) issued a press release announcing its financial results for the fiscal quarter ended March 31, 2016.  The release also includes the Company’s estimates related to its fiscal 2016 full year net sales and diluted net earnings per common share.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 3, 2016, the Company issued a press release announcing a multi-year initiative (“Leading Beauty Forward”) to build on the Company’s strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value. The Company committed to this course of action on May 2, 2016.

Specific restructuring actions to be taken under Leading Beauty Forward involve the redesigning, resizing and reorganization of select corporate functions and go-to-market structures to improve effectiveness and create cost-efficiencies in support of increased investment in growth drivers.  As we continue to grow, it is important for us to more efficiently support our diverse portfolio of brands, channels and geographies in the rapidly evolving prestige beauty environment.  The initiatives being evaluated include the creation of a shared-services structure, either through Company-owned or third-party service providers in existing or lower-cost locations.  We also believe that decision-making in key areas of innovation, marketing and digital communications should be moved closer to the consumer to increase speed and local relevance.

In connection with Leading Beauty Forward, at this time we estimate a net reduction in the range of approximately 900 to 1,200 positions globally, which is about 2.5% of our current workforce. This reduction takes into account the elimination of some positions, retraining and redeployment of certain employees and investment in new positions in key areas.

We plan to approve specific initiatives under Leading Beauty Forward through fiscal 2019 and expect to complete those initiatives through fiscal 2021.  We expect that Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives.

After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in selling, general and administrative expenses, of between $200 million and $300 million, before taxes.  We expect to reinvest a portion behind future growth initiatives.

The Company’s analysis is preliminary and therefore is subject to change.  Further details will be announced as initiatives are finalized and approved.  At this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith.  The Company will file an amendment to this report upon the determination of such amounts.

Item 8.01 Other Events

On May 2, 2016, the Company declared a quarterly dividend in the amount of $.30 per share on the Company’s Class A and Class B Common Stock.  The dividend is payable in cash on June 15, 2016 to stockholders of record at the close of business on May 31, 2016.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 3, 2016, of The Estée Lauder Companies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: May 3, 2016	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President
and Chief Financial Officer
(Principal Financial and Accounting Officer)